PROLOR BIOTECH LTD.

NON COMPETE AGREEMENT

This Non Compete Agreement (the "Agreement") is entered into by and between Prolor Biotech Ltd., an Israeli company (together with any current and future subsidiaries, affiliates, successors or assigns, the "Company"), and Abraham Havron ("Consultant").

In consideration of Consultant's employment with the Company and the receipt of consideration previously paid, now or hereafter paid to Consultant, and the covenants and agreements herein contained, the Company and Consultant, intending to be legally bound hereby, agree as follows:

1. Non-competition. Consultant agrees that, while Consultant is employed by the Company and for a period of one year after termination of Consultant's employment with the Company for whatever reason, Consultant shall not, directly or indirectly, own, operate, engage in, assist, be employed by, or have any material interest in any business that is engaged, or planning to be engaged, in the development, manufacturing, marketing or selling of long-acting therapeutic proteins, provided that this covenant shall not prohibit Consultant from owning up to five percent of any class of equity securities for which an active public trading market exists.

2. Non Solicitation. Consultant agrees that, while Consultant is employed by the Company and for a period of one year after termination of Consultant's employment with the Company for whatever reason, Consultant shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any Consultant, consultant, service provider, agent, distributor, customer or supplier of the Company to terminate, reduce or modify the scope of such person's or entity’s engagement with the Company.

3. Acknowledgment. Consultant confirms that he has carefully reviewed the provisions of this Agreement, fully understands the consequences thereof and has assessed the respective advantages and disadvantages of entering into this undertaking. In light of the above, Consultant represents and warrants that if Consultant's employment with the Company were terminated, Consultant could earn a living while fully complying with the terms of this Agreement and that the restrictions contained in this Agreement are reasonable and necessary to protect the Company's legitimate interests in its proprietary and confidential information.

4. Survival. The terms of this Agreement survive Consultant's termination of employment for any reason for a period of one year. Wherever this Agreement contemplates that Consultant will have an obligation or be subject to a restriction at or after the term of Consultant's employment with the Company, Consultant agrees that that obligation or restriction will exist without regard to which party to this Agreement terminates the employment relationship, and without regard to the reason (or lack thereof) for the termination of the employment relationship. In the event that Consultant leaves the employment of the Company, Consultant hereby agrees that the Company may notify Consultant's new employer (and any party with whom Consultant maintains a consulting relationship) of Consultant's obligations under this Agreement.

5. Not an Employment Agreement. This Agreement is not a contract for employment with the Company.

6. Entire Agreement; Waiver and Amendment. With respect to the subject matter of this Agreement, this is the entire agreement between Consultant and the Company, and supersedes all previous oral or written understandings or agreements between Consultant and the Company. No waiver or modification of any provision of this Agreement shall be effective unless signed by both the Company and Consultant.

7. Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Israel without giving effect to principles of conflicts of law or choice of law that would cause the laws of any other jurisdiction to apply. Consultant consents to the exclusive jurisdiction of any court of competent jurisdiction located in Israel and irrevocably agrees that all actions or proceedings relating to this Agreement may be litigated in such courts. Consultant accepts, generally and unconditionally, the jurisdiction of the aforesaid courts and waives any defense of forum non conveniens, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

8. Severability. If any provision of this Agreement is or is deemed to be invalid, illegal or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to applicable laws so as to be valid and enforceable and the remainder of this Agreement shall remain in full force and effect. Consultant agrees that if all or any portion of a covenant is held unreasonable or unenforceable by a court or agency having valid jurisdiction, Consultant will be bound by any lesser covenant subsumed within the terms of such covenant, which lesser covenant imposes the maximum duty permitted by law, as if the resulting covenant were separately stated in and made a part of this Agreement.

9. Remedies. Consultant agrees that if Consultant engages in any activities prohibited by this Agreement or fails to take actions required by this Agreement, irreparable harm to the Company will likely result, for which a remedy in the form of damages may not be adequate or otherwise ascertainable. Consequently, the Company will be entitled to temporary, preliminary and permanent injunctive relief against Consultant. This section will not limit any other legal or equitable remedies that the Company may have against Consultant for violations of this Agreement.

10. Assignment. This Agreement shall be binding upon, and inure to the benefit of, the Company and Consultant and their respective successors and permitted assigns. The Company may assign this Agreement to any successor of the Company, including any successor of the Company by sale of all or substantially all of the Company's assets. Consultant hereby consents to any such assignment. Any successor to the Company is an intended third-party beneficiary of this Agreement. Consultant may not assign this Agreement.

IN WITNESS WHEREOF, the Company and Consultant have entered into this Agreement as of the Effective Date set forth below.

Prolor Biotech Ltd.	Consultant

By: /s/ Shai Novik	/s/ Abraham Havron
Name: Shai Novik	Abraham Havron
Title: President	May 9, 2012